DTG2Go Acquires SSI Digital Print Services
Secures leadership position in digital printing and fulfillment services
Acquisition expected to provide immediate accretion to earnings per share in fiscal 2019

GREENVILLE, S.C., October 8, 2018 (GLOBE NEWSWIRE) -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of basic and branded apparel, headwear and related accessories, today announced that DTG2Go, LLC, its wholly-owned subsidiary, has acquired substantially all of the assets of Silk Screen Ink, Ltd. d/b/a SSI Digital Print Services, a leading provider of digital print services, for $12 million. The acquisition is expected to increase the Company’s fiscal 2019 revenue by approximately $15 million and be immediately accretive to diluted earnings per share. The Company will provide additional details regarding the transaction on its fourth quarter and fiscal year 2018 earnings conference call, which is scheduled for Thursday, November 15, 2018.

Deborah H. Merrill, Delta Apparel’s Chief Financial Officer and President, Delta Group, commented, “We look forward to the opportunities the acquisition of SSI Digital Print Services provides our Company, including increasing our digital print capacity and enhancing our strategic footprint so that we now service over 90% of the U.S. population with 1 to 2 day shipping.”

Ms. Merrill further stated, “Our vertically-integrated platform utilizing Delta Apparel’s broad range of blank garments provides customers with a seamless supply chain for on-demand, digitally printed garments fulfilled directly to their consumers. This level of customer offering and consumer reach is unmatched in the digital print space. We believe the on-demand market is in a rapid growth stage and we are committed to being the leading digital print and fulfillment service provider in this evolving industry.”

“We have known the leadership team of DTG2Go for a long time and have always admired the innovative business model they operate,” said Jay Butterfield, owner of SSI Digital Print Services. “I am pleased that the SSI team is now a part of DTG2Go, and believe the transaction provides great synergies for the company, our customers and our employees.”

About DTG2Go, LLC
DTG2Go, LLC is a leader in the direct-to-garment printing and fulfillment marketplace, with one of the most highly-automated factory processes for delivering on-demand, digitally printed apparel of all types as well as other products.  Built upon a robust backend digital supply chain and infrastructure to scale with large company mindsets, DTG2Go is the perfect fit for ecommerce companies as well as the ad specialty, promotional products and retail marketplaces. Orders ship from DTG2Go within 24 to 48 hours to consumers in the United States and in 100 countries worldwide.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, Salt Life, LLC, M. J. Soffe, LLC,  and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel, headwear and related accessories.  The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military.   The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,500 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the factors set forth in the "Risk Factors" contained in our Annual Reports on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:
Deborah Merrill, 864-232-5200 x6620
investor.relations@deltaapparel.com
Investor Relations and Media Contact:
ICR, Inc.
Investors:
Tom Filandro, 646-277-1235
Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com